Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Paul Surdez (investors) - +1 336-436-5076
Investor@labcorp.com

Pattie Kushner (media) - +1 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

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Burlington, NC 27215
Telephone: (336) 584-5171

LabCorp Announces Launch of New Companion Diagnostic for Non-Small Cell Lung Cancer
The Roche cobas® EGFR Mutation Test v2 is the First Blood-Based Liquid Biopsy Test Approved by FDA for Clinical Use

BURLINGTON, N.C., June 27, 2016-- Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today the availability of a new application for the companion diagnostic associated with the use of Tarceva® for the treatment of certain patients with non-small cell lung cancer (NSCLC). The Roche cobas® EGFR Mutation Test v2 is the first blood-based test approved for clinical use in the U.S. to detect certain epidermal growth factor receptor (EGFR) gene mutations in NSCLC patients. LabCorp played a key role in making the test available upon approval by the U.S. Food and Drug Administration (FDA) and is the only national laboratory currently offering the test.
“The availability of this test demonstrates LabCorp’s industry-leading position in the commercialization of companion diagnostics,” said David P. King, chairman and chief executive officer of LabCorp. “The success and growth of our companion diagnostics business continues to differentiate us from our competitors as we carry out our mission to improve health and improve lives.”
The cobas® EGFR Mutation Test v2, which was approved by the FDA on June 1, 2016, can be used on either plasma obtained from a routine blood collection or on tumor tissue obtained from a surgical biopsy. The test identifies epidermal growth factor receptor (EGFR) exon 19 deletion or exon 21 (L858R) substitution mutations in patients with NSCLC who may benefit from first-line treatment with Tarceva. The availability of a less-invasive, blood-based test gives physicians a powerful new treatment option for patients who may not be able to undergo surgical biopsy or who cannot provide a tumor specimen for other reasons.
“The FDA approval of the cobas® EGFR Mutation Test v2 for plasma-based testing offers a minimally invasive option for patients with NSCLC,” said Uwe Oberlaender, Head of Roche Molecular Diagnostics. “Partnering with key labs ensures that patients can be tested conveniently.”
“LabCorp is pleased to add this important new test to our menu of world-class diagnostics,” said Marcia Eisenberg, Ph.D., chief scientific officer of LabCorp Diagnostics. “Knowledge is power for patients and their physicians, and tests like this can help patients access targeted, personalized treatment.”
Lung cancer is the leading cause of cancer death in the U.S. among both men and women, accounting for about one-third of all cancer deaths, more than the other common cancers combined (breast, prostate and colon cancers). More than 80% of all lung cancers in the US are NSCLC, and 10%-20% of these have EGFR mutations.
The cobas® EGFR Mutation Test v2 is now available for patient testing nationwide from LabCorp and Integrated Oncology, a member of the LabCorp Specialty Testing Group.
Tarceva is developed and commercialized by Astellas Pharma US in partnership with Genentech in the United States, Chugai in Japan and Roche in the rest of the world.
COBAS is a registered trademark of Roche.
Tarceva is a registered trademark of OSI Pharmaceuticals.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory services through LabCorp Diagnostics, and end-to-end drug development support through Covance Drug Development. LabCorp is a pioneer in commercializing new diagnostic technologies and is improving people’s health by delivering the combination of world-class diagnostics, drug development services and technology-enabled solutions. With net revenue in excess of $8.5 billion in 2015 and more than 50,000 employees in approximately 60 countries, LabCorp offers innovative solutions to healthcare stakeholders. LabCorp clients include physicians, patients and consumers, biopharmaceutical companies, government agencies, managed care organizations, hospitals and clinical labs. To learn more about Covance Drug Development, visit www.covance.com. To learn more about LabCorp and LabCorp Diagnostics, visit www.labcorp.com.

This press release contains forward-looking statements including with respect to estimated 2016 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, adverse actions of governmental and other third-party payers and the results from the Company’s acquisition of Covance. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2015, including in each case under the heading risk factors, and in the Company’s other filings with the SEC, as well as in the risk factors included in Covance’s filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2015, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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